Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains provides update ON

PIONEER RAIL TERMINAL OPERATIONS IN BAKKEN

Improved Throughput Volumes and Oil Price Spreads Through MidPoint of Fourth Quarter

Commissioning of New State-of-the-Art Expansion to Commence by December 18, 2013

WAYZATA, Minnesota, (November 25, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains”), (OTCQB: DAKP) today provided an update on its operations and disclosed that the Pioneer Terminal expansion project is nearly complete and has set a date for commissioning.

Highlights include:

•	The current Brent to WTI crude oil price spread is at its highest level since mid-March 2013;
•	The marketing and transloading operations are delivering all-time high levels of volumes for Dakota Plains with several daily gross rates in November reaching over 36,000 barrels per day;
•	With construction nearly complete, the Pioneer Terminal expansion project remains on-time with commissioning set to commence by December 18, 2013. Total cost is within its $50 million approved budget; DAKP’s 50% share of the final cost is expected to comprise $16 million from cash on hand and $9 million from the previously announced project credit facility;
•	The Pioneer Terminal expansion consists of a double loop track that can accommodate two 120 rail car unit trains, 180,000 bbls of crude oil storage, a high-speed loading facility that can accommodate 10 rail cars simultaneously, and transfer stations to receive crude oil from local gathering pipelines and trucks. One gathering pipeline is already in service and is expected to provide about 8,000 barrels per day of oil to the Pioneer Terminal;
•	Dakota Plains is in the final stages of completing a transition with its joint venture partner to assume the management oversight of the Pioneer Terminal operations. As a result, Dakota Plains will consolidate the transloading joint venture financial statements beginning in the fourth quarter of 2013;
•	The inbound oilfield products business at the Pioneer Terminal continues to develop. Construction is underway for the $15 million frac sand terminal announced with UNIMIN earlier this year; completion is scheduled for May 2014. The frac sand terminal, which will be fully funded by UNIMIN, will comprise 8,000 tons of fixed sand storage, an enclosed transloading facility, and four ladder tracks. Interim frac sand transloading is expected to commence in January 2014, while construction of the permanent facility is still underway.

Chairman and Chief Executive Officer, Mr. Craig McKenzie, said, “With price spreads and throughput volumes at their current high levels, and with our newly expanded Pioneer Terminal soon allowing higher throughput volumes, we believe we will be well-positioned for profitability as we move forward. To this end, the joint venture has just secured its first third-party-marketer shipment for January 2014, which will use its own rail cars to augment our fleet and supplement our own marketing efforts.”

Mr. McKenzie continued, “Under the leadership of our President and COO, Mr. Gabe Claypool, the Pioneer Terminal expansion project team has achieved outstanding performance that includes over 111,000 work-hours with no lost-time safety incidents, an under-budget cost, and commissioning set to commence by December 18, 2013.”

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related E&P activity. For more information please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K, filed March 14, 2013, as may be amended and supplemented by subsequent reports from time to time.

For more information, please contact:

Company Contact	Investor Contact
Tim Brady, CFO	Peter Seltzberg, Hayden IR
tbrady@dakotaplains.com	peter@haydenir.com
Phone: 952.473.9950	Phone: 646.415.8972
www.dakotaplains.com	www.haydenir.com

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